EXHIBIT 35.2

ANNUAL MASTER SERVICER’S CERTIFICATE

WELLS FARGO DEALER FLOORPLAN MASTER NOTE TRUST

March 24, 2017

The undersigned, a duly authorized officer of GE Capital US Holdings, Inc. (“GE Capital US”), as the master servicer (the “Master Servicer”), pursuant to the Second Amended and Restated Servicing Agreement dated as of July 11, 2014 (as may be further amended and supplemented from time to time, the “Agreement”), between Wells Fargo Bank, N.A. and Wells Fargo Dealer Floorplan Master Note Trust (“Trust”), does hereby certify that:

1.       GE Capital US performed duties as Master Servicer from January 1, 2016 to 12:01 a.m. (New York time) on March 1, 2016.

2.       A review of the activities of Master Servicer during the fiscal year ended December 31, 2016 (the “reporting period”), and of its performance under the Agreement, has been made under my supervision.

3.       To the best of my knowledge, based on such review, Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate the date first above written.

/s/ Ronald R. Coty
Name:	Ronald R. Coty
Title:	Authorized Signatory